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                                 EXHIBIT 23.2


                       CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Registration Statement of Laboratory Specialists of America, Inc. on Form SB-2 of our report dated March 7, 1997, on the statements of net assets of the Forensic Drug Testing Division of Pathology Laboratories, Ltd. as of December 31, 1996 and 1995, and the related statements of divisional operations and divisional cash flows for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP


Jackson, Mississippi
July 3, 1997